Nevada Gold & Casinos, Inc. Appoints Ernest East General Counsel

HOUSTON, Jan. 4, 2007 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that Ernest E. East has been appointed General Counsel, Chief Compliance Officer and Senior Vice President.

Mr. East was most recently Chief Legal Officer of Global Trust Management, LLC, and prior to that, he was the Senior Vice President, General Counsel and Corporate Secretary of Sierra Pacific Resources, one of the fastest growing energy companies listed on the New York Stock Exchange. From 1998 until 2004 he was Senior Vice President, General Counsel and Chief Compliance Officer of Hyatt Gaming Services, LLC. Mr. East also served as Executive Vice President, Secretary and General Counsel of Trump Hotels and Casino Resorts.

Mr. Robert B. Sturges, Chief Executive Officer of Nevada Gold, commented, "Ernie brings more than 30 years of experience to Nevada Gold and we are truly pleased to welcome someone with his knowledge and experience to our team. We anticipate that his extensive legal experience and knowledge will serve us well as we manage our existing projects and pursue the continued growth of our business. Importantly, his hiring completes our senior management team and will reduce some of our outsourced legal work, which was originally contemplated as part of our overall cost reduction plan."

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 34.3% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of River Rock Casino in Sonoma County, California, a casino to be built in Pauma Valley, California for the La Jolla Band of Luisenyo Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1552

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200